EXHIBIT 2

CONSENT OF INDEPENDENT AUDITORS
We hereby consent to the incorporation by reference in the Registration Statement on Form F-10 (File No. 333-142069) of our report dated March 7, 2008, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in Fairfax Financial Holdings Limited’s Annual Report for the year ended December 31, 2007, which is included as Exhibit 1 to this Form 6-K. We also consent to the reference to us under the heading “Interests of Experts” in the Annual Information Form of Fairfax Financial Holdings Limited for the year ended December 31, 2007.
Chartered Accountants, Licensed Public Accountants
Toronto, Ontario
March 7, 2008
PricewaterhouseCoopers refers to the Canadian firm of PricewaterhouseCoopers LLP and the other member firms of PricewaterhouseCoopers International
Limited, each of which is a separate and independent legal entity.